Exhibit 99.1

Zolpimist™ Oral Spray Launched in United States

Bridgewater, NJ – February 4, 2011 – NovaDel Pharma Inc. (OTCBB: NVDL) today announced that Zolpimist Oral Spray has been launched in the United States by ECR Pharmaceuticals, a subsidiary of Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK).  ECR Pharmaceuticals announced the immediate availability of Zolpimist Oral Spray, a novel delivery system of the most widely prescribed sleep aid in the US, zolpidem tartrate.  The Zolpimist Oral Spray unit contains 60 metered sprays and provides the flexibility of administering either a 5 or 10 mg dose of the zolpidem active ingredient.  As with most prescription hypnotic agents, Zolpimist Oral Spray is federally classified as a CIV controlled substance.  Zolpimist is only available by prescription.

Steven B. Ratoff, Chairman and CEO said, “We are pleased to have Zolpimist available in the U. S. marketplace.”  Hi-Tech President and CEO David Seltzer indicated that “Zolpimist is a significant addition to ECR, our branded products subsidiary, and reflects our continuing commitment to build this segment of our business through the marketing of widely used, innovative products.” Over 79 million prescriptions are written annually in the US for sleep aid products.

About NovaDel Pharma Inc.
NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed pharmaceutical products. The Company’s patented oral spray drug delivery technology seeks to improve the efficacy and safety of existing prescription pharmaceuticals, as well as patient compliance and patient convenience.  NovaDel has two products that have been approved by the FDA:  NitroMist® for the treatment of angina, and Zolpimist™ for the treatment of insomnia.  NovaDel’s current product candidates target erectile dysfunction, nausea, migraine headache and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTCBB: NVDL), visit our website at www.novadel.com.

About Hi-Tech Pharmacal Co., Inc.
Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products.  The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

Forward-looking Statements
Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its clinical trials, including pilot pharmacokinetic feasibility studies, the successful completion of its preclinical studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contact
Steven B. Ratoff
(908) 203-4640
Chairman, President and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com